EXHIBIT 5.1
July 20, 2007
Cumberland Pharmaceuticals Inc.
2525 West End Avenue
Suite 950
Nashville, TN 37203
     Re:      Registration Statement of Cumberland Pharmaceuticals Inc.
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of 7,187,500 shares of Common Stock, no par value per share (the “Securities”), of Cumberland Pharmaceuticals Inc., a Tennessee corporation (the “Company”). The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named in the Registration Statement.
     We have acted as counsel for the Company in connection with the proposed issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
     The opinions expressed below are limited to the Tennessee Business Corporation Act, including the reported cases interpreting that law.
     Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized, and, if and when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Cumberland Pharmaceuticals Inc.
July 20, 2007

     This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
ADAMS AND REESE LLP
/s/ ADAMS AND REESE LLP